EXHIBIT 21.1

SUBSIDIARIES OF MICRO IMAGING TECHNOLOGY, INC.

The Company owns the indicated percentage of the issued and outstanding stock of the following corporations:

Name of Subsidiary	State of Incorporation	Ownership Percentage

Micro Imaging Technology	Nevada	81.55%